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                                                                    EXHIBIT 11.1

                                DOCUMENTUM, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)

                               Three Months Ended         Nine Months Ended
                                  September 30,             September 30,
                               ------------------         -----------------
                                 1996       1995           1996       1995
                               -------    -------         ------     ------
Net Income                     $ 1,352    $   381        $ 2,751    $   746
                                ======     ======         ======     ======

Primary shares outstanding:
  Weighted average shares
    outstanding during the
    period                      14,029      1,574         13,689      1,574
  Common stock equivalent
    shares                         894     11,360(1)         975     11,360(1)
                                ------     ------         ------     ------
                                14,923     12,934         14,664     12,934
                                ======     ======         ======     ======
Primary net income per
  common stock and common
  stock equivalent share (2)   $  0.09    $  0.03        $  0.19    $  0.06
                                ======     ======         ======     ======


(1) Pursuant to Securities and Exchange Commission staff accounting bulletins, common and common equivalent shares, options and warrants issued by the company during the twelve month period prior to the initial public offering have been included as if they were outstanding for all periods presented.

(2) Fully diluted earnings per share is not required to be presented

                                      20.